Exhibit 99.1

NEWS RELEASE

Contact: Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780

For release: May 3, 2004	Financial Media

Otter Tail Corporation Announces First Quarter Results;
Recognized as Mergent Dividend Achiever

     Otter Tail Corporation (Nasdaq: OTTR) announced unaudited financial results for the three months ended March 31, 2004, reporting consolidated earnings of $7.9 million compared with $9.7 million for the same period last year. Diluted earnings per share were $0.31 compared with $0.38 cents a year ago. Revenues totaled $206.6 million for the three months ended March 31, 2004 compared with $172.2 million for the three months ended March 31, 2003.

     “Our electric operations continued to produce strong results but some of our nonelectric businesses continued to lag behind expectations,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “While our first quarter results were slightly below our internal expectations, we expect solid results for the remainder of 2004 and reaffirm our earnings guidance of $1.55 to $1.70 of diluted earnings per share.”

     “A key value we provide to shareholders is dependable dividends. I am pleased to report that Otter Tail Corporation once again has been listed in Mergent’s Dividend Achievers, which each year recognizes those companies that consistently reward their shareholders through outstanding records of dividend increases,” Erickson said. To qualify as a dividend achiever, a company must have raised its annual cash dividend for at least 10 consecutive calendar years. In 2003, 305 companies out of Mergent’s 15,000-plus public company database met the requirements. Otter Tail Corporation has paid dividends on its common stock each quarter since 1938 without interruption or reduction and has increased its dividends annually since 1975.

Quarterly Performance Summary

Electric

     Net income in the electric segment for the quarter ended March 31, 2004 of $9.8 million equaled net income for the quarter ended March 31, 2003. Retail revenues were $63.2 million for the quarter ended March 31, 2004 compared with $59.3 million for the quarter ended March 31, 2003. The 6.6% increase in retail revenue is primarily due to a 4.1% increase in megawatt hour (mwh) sales combined with a

$0.7 million increase in fuel cost recovery revenue. Electric revenues increased as a result of higher consumption, mainly by commercial and industrial customers, increased steam sales and revenue from transmission related services. Weather was not a discernable factor in the increase in sales. Wholesale electric sales from company-owned generation increased to $4.1 million from $3.9 million for the same period last year on a 17.5% increase in mwh sales. Net revenue from the resale of purchased power, including net gains on forward energy contracts, decreased from $2.5 million in 2003 to $2.1 million in 2004. The $4.8 million increase in electric segment revenue was offset by a $2.9 million increase in fuel and purchased power costs related to the increases in retail and wholesale electric sales, and $1.9 million in increased operating and maintenance expenses mainly related to increased wages, employee benefit costs and line maintenance expenses. A $0.5 million decrease in depreciation expense between the periods was offset by a reduction in capitalized interest related to the completion of the Solway combustion turbine in June 2003.

Plastics

     Net income for the plastics segment was $0.6 million for the quarter ended March 31, 2004 compared with $1.4 million for the exceptionally strong quarter ended March 31, 2003. Although plastics revenues increased by $3.5 million and pounds of PVC pipe sold increased by 11.6% between the quarters, a 24.5% increase in material and production costs resulted in a 33.4% reduction in gross margins per pound of pipe sold. The average cost of PVC resin increased 13.0% between the periods. The increase in material and production costs combined with a $186,000 increase in operating and maintenance expenses and a $97,000 increase in depreciation expense contributed to the decrease in net earnings between the quarters. These increases in expenses are partially attributable to the operations of the new plant in Hampton, Iowa. This plant was still under construction during the quarter ended March 31, 2003.

Manufacturing

     The manufacturing segment had a net loss of $142,000 for the quarter ended March 31, 2004 compared with net income of $385,000 for the quarter ended March 31, 2003. Revenues increased $12.1 million to $46.8 million compared with $34.7 million in the first quarter of 2003. The revenue increase was more than offset by $12.5 million in increased material and production costs and $0.5 million in increased operating, maintenance and depreciation expenses. Net income from the corporation’s waterfront equipment manufacturer increased $157,000 on $2.9 million in increased sales revenue. Net income from the corporation’s manufacturer of thermoformed plastics and horticultural products decreased $367,000 between the quarters entirely due to increases in raw material prices. Net income from the corporation’s manufacturers of wind towers and structural steel products decreased $270,000 between the quarters. Increases in steel costs, the continuing delay in a renewal of the expired federal production tax credit for wind energy and excess industry capacity has contributed to a decrease in operating margins in this segment.

Health Services

     Net income in the health services segment was $101,000 for the quarter ended March 31, 2004 compared to a net loss of $92,000 for the quarter ended March 31, 2003. Revenues from sales of diagnostic imaging equipment increased $1.8 million resulting in a $374,000 increase in net income between the quarters. While the imaging business experienced a $2.0 million increase in revenues, net income decreased $181,000 between the quarters primarily as a result of the Houston-based operations not performing in accordance with internal expectations.

Other Business Operations

     The other business operations had a net loss of $2.3 million for the quarter ended March 31, 2004 compared with a net loss of $1.7 million for the quarter ended March 31, 2003. This increase was due to an increase in net losses at the construction companies caused by losses incurred on certain jobs and lower volumes of work than planned due to excess capacity in the construction industry. These companies normally report operating losses during the winter when construction activity is down. The increase in loss was also due to an increase in unallocated corporate overhead costs related to increased employee benefit costs. Results of operations from the other companies included in this segment (energy services, telecommunications and transportation) were flat between the quarters.

2004 Outlook

Otter Tail Corporation reaffirms 2004 earnings guidance in the range of $1.55 to $1.70 of diluted earnings per share. Operating results are expected to show the strongest improvement in the second half of 2004.

Electric

     For the remainder of 2004, the corporation anticipates continued strong performance from the electric segment, although results are not expected to equal the record levels of 2003. While retail and wholesale revenues are expected to remain steady, the corporation also expects increased operating expenses mainly related to higher employee benefit costs and less opportunity for outside construction work compared to 2003.

Plastics

     The corporation expects the plastics segment to have a strong performance throughout the remainder of the year. PVC resin prices have been increasing, causing the sale price of PVC pipe to increase as well. Backlog is strong and customers are increasing pipe orders in anticipation of higher pipe prices and strong rural water pipe demand.

Manufacturing

     While the results of operations for this segment were down for the quarter ended March 31, 2004 compared with the quarter ended March 31, 2003, there are objective signs of improved activity for the rest of the year. Several of the corporation’s manufacturing companies are attempting to implement price increases to customers to mitigate the cost increases in raw materials. The corporation’s manufacturers of wind towers and structural steel products have backlogs that are expected to result in improved margins during the rest of the year. These businesses will continue to be affected by the uncertainty with regard to the renewal of the federal production tax credit for wind energy and the pricing and availability of steel and other commodities. The corporation’s waterfront equipment business is expected to continue its strong sales growth in both its residential and commercial business and has recently been awarded a significant marina renovation and expansion project, which will extend over a two-year period.

Health Services

     Revenues from the company that sells and services medical diagnostic and monitoring equipment are expected to remain strong throughout 2004 and produce financial results consistent with 2003. Management continues to address the cost structure of the diagnostic imaging operations with a continued emphasis on improving non-performing routes. It is expected this part of the health services segment will show improved earnings in comparison to 2003.

Other Business Operations

     While market conditions remain extremely competitive in the construction business, there is improvement in the backlog of work. Bidding activity is increasing and jobs are being awarded in the second quarter of 2004 for work to be performed throughout the rest of the year.

About The Corporation

     Otter Tail Corporation’s corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota. The corporation has diversified operations with interests in the electric utility, plastics, manufacturing, health services and other businesses. Otter Tail Corporation stock trades on The Nasdaq Stock Market® under the symbol OTTR. The latest investor and other corporate information is available on its website at www.ottertail.com.

Forward-looking statements

     Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to a number of factors including, but not limited to, the corporation’s ongoing involvement in diversification efforts, the timing and scope of deregulation and open competition, market valuations of forward energy contracts, growth of electric revenues, impact of the investment performance of the utility’s pension plan, changes in the economy, governmental and regulatory action, weather conditions, fuel and purchased power costs, environmental issues, resin prices, and other factors discussed from time to time in reports the corporation files with the Securities and Exchange Commission.

Unaudited results for the quarter ended March 31, 2004 are in the attached spreadsheet file, pages 5-7.

Otter Tail Corporation
Consolidated Statements of Income
For the three months ended March 31, 2004 and 2003
In thousands, except share and per share amounts
Unaudited

	Quarter Ended - March 31,

	2004	2003

Operating revenues by segment:
Electric	$72,855	$68,070
Plastics	26,436	22,935
Manufacturing	46,839	34,719
Health services	25,676	21,818
Other business operations	35,492	24,803
Intersegment eliminations	(713)	(155)

Total operating revenues	206,585	172,190

Operating expenses:
Fuel and purchase power	25,519	22,589
Nonelectric cost of goods sold	107,685	78,569
Electric operating and maintenance expense	23,930	22,045
Nonelectric operating and maintenance expense	22,217	19,529
Depreciation and amortization	11,173	11,156

Total operating expenses	190,524	153,888

Operating income (loss) by segment:
Electric	17,470	16,984
Plastics	1,289	2,652
Manufacturing	333	1,209
Health services	424	112
Other business operations	(3,455)	(2,655)

Total operating income	16,061	18,302

Interest charges	4,429	4,392
Other income—net	37	330
Income taxes	3,574	4,378

Net income (loss) by segment:
Electric	9,822	9,812
Plastics	639	1,434
Manufacturing	(142)	385
Health services	101	(92)
Other business operations	(2,325)	(1,677)

Total net income	8,095	9,862

Preferred stock dividend	184	184

Balance for common:	$7,911	$9,678

Average common shares outstanding:
Basic	25,793,041	25,592,361
Diluted	25,936,219	25,729,714

Earnings per share:
Basic	$0.31	$0.38
Diluted	$0.31	$0.38

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(Unaudited)

	March 31,	December 31,
	2004	2003

Current assets
Cash and cash equivalents	$—	$7,305
Accounts receivable:
Trade—net	116,228	107,634
Other	6,218	7,830
Inventories	60,518	56,966
Deferred income taxes	3,422	3,532
Accrued utility revenues	12,844	14,866
Costs in excess of billings	6,105	4,591
Other	10,704	10,385

Total current assets	216,039	213,109

Investments and other assets	35,587	35,987
Goodwill—net	72,769	72,556
Intangibles—net	6,917	7,096
Deferred debits:
Unamortized debt expense and reacquisition premiums	7,853	8,081
Regulatory assets	13,927	14,669
Other	637	1,600

Total deferred debits	22,417	24,350

Plant
Electric plant in service	872,175	875,364
Nonelectric operations	195,046	193,858

Total	1,067,221	1,069,222
Less accumulated depreciation and amortization	455,500	453,791

Plant—net of accumulated depreciation and amortization	611,721	615,431
Construction work in progress	18,991	17,894

Net plant	630,712	633,325

Total	$984,441	$986,423

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(Unaudited)

	March 31,	December 31,
	2004	2003

Current liabilities
Short-term debt	$35,000	$30,000
Current maturities of long-term debt	9,450	9,718
Accounts payable	76,181	83,338
Accrued salaries and wages	11,601	14,677
Accrued federal and state income taxes	4,164	4,152
Other accrued taxes	10,651	10,491
Other accrued liabilities	9,985	10,003

Total current liabilities	157,032	162,379

Pensions benefit liability	17,459	16,919
Other postretirement benefits liability	23,970	23,230
Other noncurrent liabilities	11,128	11,102
Deferred credits
Accumulated deferred income taxes	102,590	101,596
Accumulated deferred investment tax credit	11,342	11,630
Regulatory liabilities	42,282	42,926
Other	2,154	2,061

Total deferred credits	158,368	158,213

Capitalization
Long-term debt	262,975	265,193
Cumulative preferred shares	15,500	15,500
Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—
Common shares, par value $5 per share	129,237	128,619
Premium on common shares	28,975	26,515
Unearned compensation	(3,090)	(3,313)
Retained earnings	187,316	186,495
Accumulated other comprehensive loss	(4,429)	(4,429)

Total common equity	338,009	333,887
Total capitalization	616,484	614,580

Total	$984,441	$986,423